EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A common stock, $0.0001 par value per share, of Lerer Hippeau Acquisition Corp., dated as of February 11, 2022, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

LHAC SPONSOR LLC

By:	KEB II LLC, its Managing Member

By:	/s/ Eric Hippeau
Name:	Eric Hippeau
Title:	Authorized Signatory

By:	/s/ Kenneth B. Lerer
Name:	Kenneth B. Lerer
Title:	Authorized Signatory

By:	/s/ Benjamin Lerer
Name:	Benjamin Lerer
Title:	Authorized Signatory

ERIC HIPPEAU

By:	/s/ Eric Hippeau

KENNETH B. LERER

By:	/s/ Kenneth B. Lerer

BENJAMIN LERER

By:	/s/ Benjamin Lerer